Exhibit 99.1
Sonic Automotive, Inc. Reports Fourth Quarter 2009 Earnings
CHARLOTTE, N.C. — February 23, 2010 — Sonic Automotive, Inc. (NYSE: SAH), the nation’s third-largest automotive retailer, today reported that 2009 fourth quarter adjusted earnings from continuing operations were $0.18 per diluted share compared to an adjusted loss from continuing operations of $0.21 per diluted share in the prior year quarter. The adjustments for both periods are detailed further in the attached tables.
Business Overview — Strong operating results and improved capital structure
B. Scott Smith, the Company’s President, said, “The operating initiatives that our stores have been refining over the course of this year continued to drive value for us in the fourth quarter. Vehicle volume for both our new and used business was up nicely as a result of our e-Commerce, advertising and other strategies. Our strong luxury brand mix contributed to our performance as pre-tax profits at our luxury-branded stores were up significantly compared to the prior year quarter. As we progressed through the fourth quarter and the industry-wide new vehicle sales volume rose, we saw dealership profits rise substantially due to our ability to leverage the cost reductions we’ve made throughout the year.”
Mr. Smith continued, “We were pleased to make our announcement in early January that we had completed the refinancing of our syndicated credit facility. That marks the completion of another step we have taken over the course of 2009 and early 2010 to improve our capital structure.”
New Vehicles — Volume and margin both show strong improvements
Commenting on the Company’s new car sales, Mr. Smith noted, “Our new vehicle retail revenue was up approximately 11% compared to the fourth quarter last year as our dealerships continue to gain share in their local markets. In addition, our new vehicle retail margin for the quarter at 7.3% was up 60 basis points compared to the same period last year.”
Used Vehicles — Used vehicle volume and gross profit set Q4 and annual record
Overall used vehicle unit volume was up 18% and total used vehicle revenue was up almost 23% for the fourth quarter of 2009 compared to the same quarter last year. Jeff Dyke, the Company’s EVP of Operations, stated, “The operating playbooks we have been steadily implementing in our used vehicle business continue to drive improvements. This is not just trimming margins to gain volume. We have rolled out a comprehensive strategy that involves getting the right vehicles at the right stores at the right price. When we offer our customers the vehicle they want at a fair price everybody wins — our customers are satisfied and our business grows. The gross profit dollars generated by our used vehicle business in the fourth quarter increased $4.7 million, or 21.1%, compared to the prior year period. This is without considering the incremental F&I and service business we gained with every additional used vehicle we sold.”
Parts and Service — A steady contributor to the bottom line
Sonic’s parts and service revenue for the fourth quarter was flat with the prior year quarter while the gross margin was up 20 basis points at 50.3%. Mr. Dyke stated, “Our parts and service business remains a very profitable and stable piece of our business with the potential for future upside as we continue to roll out our comprehensive operational playbook for this area.”
Scott Smith concluded his comments by noting, “The hard work of our associates and the stability of our business model has been tested and proven once again in the fourth quarter. As a result of many actions taken over the course of this year — expense reductions, strengthening the balance sheet, optimizing cash flow — we believe we have set the stage for an even better 2010. We will provide more color on our 2010 outlook on our earnings call later today.”
Presentation materials for the Company’s February 23, 2010 earnings conference call at 11:00 A.M. (Eastern) can be accessed on the Company’s website at www.sonicautomotive.com by clicking on the “For Investors” tab and choosing “Webcasts & Presentations” on the right side of the monitor.
To access the live broadcast of the call over the Internet go to: www.sonicautomotive.com
A live audio of the call will be accessible to the public by calling (877) 791-3416. International callers dial (706) 643-0958. Callers should dial in approximately 10 minutes before the call begins.
A conference call replay will be available one hour following the call for seven days and can be accessed by calling: 800-642-1687, International callers dial (706) 645-9291 Conference ID: 54761428
About Sonic Automotive
Sonic Automotive, Inc., a Fortune 300 company based in Charlotte, N.C., is the nation’s third-largest automotive retailer, operating 145 franchises. Sonic can be reached on the web at www.sonicautomotive.com.
Included herein are forward-looking statements, including statements with respect to future parts and service business potential and general operating performance. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions, risks associated with acquisitions and the risk factors described in the Company’s quarterly report on Form 10-Q for the quarter ending September 30, 2009. The Company does not undertake any obligation to update forward-looking information.

Sonic Automotive, Inc.
Results of Operations (Unaudited)
(in thousands, except per share, unit data and percentage amounts)

	Twelve Months Ended			Twelve Months Ended
	As Reported		As Adjusted	As Reported		As Adjusted
	12/31/2009	Adjustments	12/31/2009	12/31/2008	Adjustments	12/31/2008

Revenues
New retail vehicles	$3,045,098	$—	$3,045,098	$3,738,587	$—	$3,738,587
Fleet vehicles	214,988	—	214,988	325,580	—	325,580
Total new vehicles	3,260,086	—	3,260,086	4,064,167	—	4,064,167
Used vehicles	1,475,395	—	1,475,395	1,368,596	—	1,368,596
Wholesale vehicles	150,695	—	150,695	277,559	—	277,559

Total vehicles	4,886,176	—	4,886,176	5,710,322	—	5,710,322
Parts, service and collision repair	1,088,722	—	1,088,722	1,114,077	—	1,114,077
Finance, insurance and other	156,811	—	156,811	183,709	—	183,709

Total revenues	6,131,709	—	6,131,709	7,008,108	—	7,008,108
Total gross profit	1,044,368	—	1,044,368	1,122,068		1,122,068
SG&A expenses	(843,794)	4,015	(839,779)	(921,367)	20,342	(901,025)
Impairment charges	(24,514)	24,514	—	(822,952)	822,952	—
Depreciation	(35,576)	—	(35,576)	(33,554)	—	(33,554)

Operating income	140,484	28,529	169,013	(655,805)	843,294	187,489
Interest expense, floor plan	(20,415)	—	(20,415)	(44,923)	—	(44,923)
Interest expense, other	(85,586)	11,992	(73,594)	(60,276)	1,174	(59,102)
Interest expense, non-cash, convertible debt	(679)	(11,300)	(11,979)	(10,704)	—	(10,704)
Interest expense, non-cash, cash flow swaps	(4,775)	4,775	—	—	—	—
Other (expense) / income	(6,670)	7,103	433	742	—	742

Income / (loss) from continuing operations before taxes	22,359	41,099	63,458	(770,966)	844,468	73,502
Income tax (expense) / benefit	33,251	(61,822)	(28,571)	125,399	(147,805)	(22,406)

Income / (loss) from continuing operations	55,610	(20,723)	34,887	(645,567)	696,663	51,096
Income / (Loss) from discontinued operations	(24,062)	16,732	(7,330)	(46,782)	37,523	(9,259)

Net income / (loss)	$31,548	(3,991)	$27,557	$(692,349)	$734,186	$41,837

Diluted:
Weighted average common shares outstanding	55,832	—	55,832	40,356	200	40,556

Earnings / (loss) per share from continuing operations	$1.05	$(0.37)	$0.68	$(16.00)	$17.25	$1.25
Earnings / (loss) per share from discontinued operations	(0.43)	0.30	(0.13)	(1.16)	0.93	(0.23)

Earnings / (loss) per share	$0.62	$(0.07)	$0.55	$(17.16)	$18.18	$1.02

Gross Margin Data (Continuing Operations):

Retail new vehicles	7.2%		7.2%	7.0%		7.0%
Fleet vehicles	3.5%		3.5%	2.6%		2.6%
Total new vehicles	6.9%		6.9%	6.6%		6.6%
Used vehicles retail	8.2%		8.2%	8.7%		8.7%
Total vehicles retail	7.3%		7.3%	7.2%		7.2%
Wholesale vehicles	(4.0)%		(4.0)%	(2.5)%		(2.5)%
Parts, service and collision repair	50.3%		50.3%	49.9%		49.9%
Finance, insurance and other	100.0%		100.0%	100.0%		100.0%
Overall gross margin	17.0%		17.0%	16.0%		16.0%

SG&A Expenses (Continuing Operations):

Personnel	$480,106	$—	$480,106	$503,122	$—	$503,122
Advertising	46,318	—	46,318	58,378	—	58,378
Facility rent	141,241	(1,091)	140,150	142,044	(4,131)	137,913
Other	176,129	(2,924)	173,205	217,823	(16,211)	201,612

Total	$843,794	$(4,015)	$839,779	$921,367	$(20,342)	$901,025

SG&A Expenses as % of Gross Profit	80.7%	(0.4)%	80.4%	82.1%	(1.8)%	80.3%

Operating Margin %	2.3%	0.5%	2.8%	(9.4)%	12.0%	2.7%

Unit Data (Continuing Operations):

New retail units	91,405			111,675
Fleet units	8,697			13,430
New units	100,102			125,105
Used units	77,323			68,808
Total units retailed	177,425			193,913
Wholesale units	25,866			36,674

Other Data:

Same store revenue percentage changes:
New retail	(18.6)%			(19.7)%
Fleet	(34.0)%			(16.9)%
Total New Vehicles	(19.9)%			(19.4)%
Used	7.7%			(3.0)%
Parts, service and collision repair	(2.4)%			(2.1)%
Finance, insurance and other	(14.3)%			(11.1)%
Total	(12.6)%			(14.5)%

	2009	2008
Description of Adjustments:
Continuing Operations:
Lease exit and other (hurricane & hail)	$4,015	$20,342
Impairment Charges	24,514	822,952
Debt restructuring and other costs	11,992	1,174
Derivative mark-to-market gain	(11,300)	—
Ineffectiveness- cash flow swaps	4,775	—
Debt restructuring costs	7,103	—
Valuation allowance changes and tax effect of adjustments	(61,822)	(147,805)

Total Continuing Operations	$(20,723)	$696,663

Discontinued Operations:
Lease exit and other accruals	$27,563	$12,750
Impairment Charges	5,524	28,393
Valuation allowance changes and tax effect of adjustments	(16,355)	(3,620)

Total Continuing Operations	$16,732	$37,523

Sonic Automotive, Inc.
Results of Operations (Unaudited)
(in thousands, except per share, unit data and percentage amounts)

	Three Months Ended			Three Months Ended
	As Reported		As Adjusted	As Reported		As Adjusted
	12/31/2009	Adjustments	12/31/2009	12/31/2008	Adjustments	12/31/2008

Revenues
New retail vehicles	$818,344	$—	$818,344	$738,483	$—	$738,483
Fleet vehicles	50,798	—	50,798	57,286	—	57,286
Total new vehicles	869,142	—	869,142	795,769	—	795,769
Used vehicles	376,032	—	376,032	306,498	—	306,498
Wholesale vehicles	42,711	—	42,711	43,781	—	43,781

Total vehicles	1,287,885	—	1,287,885	1,146,048	—	1,146,048
Parts, service and collision repair	268,698	—	268,698	268,395	—	268,395
Finance, insurance and other	38,610	—	38,610	34,655	—	34,655

Total revenues	1,595,193	—	1,595,193	1,449,098	—	1,449,098
Total gross profit	259,060	—	259,060	240,613	—	240,613
SG&A expenses	(213,280)	5,165	(208,115)	(217,993)	4,191	(213,802)
Impairment charges	(18,807)	18,807	—	(807,896)	807,896	—
Depreciation	(11,188)	2,536	(8,652)	(9,497)	—	(9,497)

Operating income	15,785	26,508	42,293	(794,773)	812,087	17,314
Interest expense, floor plan	(5,022)	—	(5,022)	(11,143)	—	(11,143)
Interest expense, other	(21,679)	2,560	(19,119)	(16,457)	—	(16,457)
Interest expense, non-cash, convertible debt	(2,236)	—	(2,236)	(2,713)	—	(2,713)
Interest expense, non-cash, cash flow swaps	(4,775)	4,775	—	—	—	—
Other (expense) / income	(9,189)	9,198	9	653	—	653

Income / (loss) from continuing operations before taxes	(27,116)	43,041	15,925	(824,433)	812,087	(12,346)
Income tax (expense) / benefit	54,525	(61,107)	(6,582)	147,051	(143,207)	3,844

Income / (loss) from continuing operations	27,409	(18,066)	9,343	(677,382)	668,880	(8,502)
Income / (Loss) from discontinued operations	(13,159)	10,993	(2,166)	(9,843)	8,107	(1,736)

Net income / (loss)	$14,250	$(7,073)	$7,177	$(687,225)	$676,987	$(10,238)

Diluted:
Weighted average common shares outstanding	65,634	—	65,634	40,087	—	40,087

Earnings / (loss) per share from continuing operations	$0.45	$(0.27)	$0.18	$(16.90)	$16.69	$(0.21)
Earnings / (loss) per share from discontinued operations	(0.20)	0.16	(0.04)	(0.24)	0.19	(0.05)

Earnings / (loss) per share	$0.25	$(0.11)	$0.14	$(17.14)	$16.88	$(0.26)

Gross Margin Data (Continuing Operations):

Retail new vehicles	7.3%		7.3%	6.7%		6.7%
Fleet vehicles	3.1%		3.1%	3.9%		3.9%
Total new vehicles	7.0%		7.0%	6.5%		6.5%
Used vehicles retail	7.2%		7.2%	7.3%		7.3%
Total vehicles retail	7.1%		7.1%	6.7%		6.7%
Wholesale vehicles	(6.8)%		(6.8)%	(6.6)%		(6.6)%
Parts, service and collision repair	50.3%		50.3%	50.1%		50.1%
Finance, insurance and other	100.0%		100.0%	100.0%		100.0%
Overall gross margin	16.2%		16.2%	16.6%		16.6%

SG&A Expenses (Continuing Operations):

Personnel	$118,693	$—	$118,693	$110,850	$—	$110,850
Advertising	12,206	—	12,206	11,910	—	11,910
Facility rent	35,530	(1,091)	34,439	35,184	(291)	34,893
Other	46,851	(4,074)	42,777	60,049	(3,900)	56,149

Total	$213,280	$(5,165)	$208,115	$217,993	$(4,191)	$213,802

SG&A Expenses as % of Gross Profit	82.3%	(2.0)%	80.3%	90.6%	(1.7)%	88.9%

Operating Margin %	1.0%	1.7%	2.7%	(54.8)%	56.0%	1.2%

Unit Data (Continuing Operations):

New retail units	23,007			21,643
Fleet units	1,895			2,382
New units	24,902			24,025
Used units	18,711			15,817
Total units retailed	43,613			39,842
Wholesale units	6,868			6,798

Other Data:

Same store revenue percentage changes:
New retail	10.8%			(36.0)%
Fleet	(11.3)%			(35.3)%
Total New Vehicles	9.2%			(36.0)%
Used	22.7%			(14.5)%
Parts, service and collision repair	0.1%			(5.1)%
Finance, insurance and other	11.8%			(32.3)%
Total	10.1%			(28.4)%

	2009	2008
Description of Adjustments:
Continuing Operations:
Lease exit and other (hurricane & hail)	$5,165	$4,191
Impairment Charges	18,807	807,896
Depreciation adjustments	2,536	—
Debt restructuring and other costs	2,560	—
Ineffectiveness- cash flow swaps	4,775	—
Debt restructuring costs	9,198	—
Valuation allowance changes and tax effect of adjustments	(61,107)	(143,207)

Total Continuing Operations	$(18,066)	$668,880

Discontinued Operations:
Lease exit and other accruals	$23,213	$1,305
Impairment Charges	2,116	2,038
Valuation allowance changes and tax effect of adjustments	(14,336)	4,764

Total Continuing Operations	$10,993	$8,107